EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

 * Excluding charge of ($0.08) to EPS, due to GM decision to exit medium-duty truck business, the Company remained profitable
 * Company reports net loss of $1.5 million or ($0.04) per diluted share
 * SG&A expenses down 14.5% from second quarter 2008
 * Second quarter absorption rate of 95.2%

SAN ANTONIO, July 22, 2009 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the second quarter ended June 30, 2009.

In the second quarter ended June 30, 2009, the Company's gross revenues totaled $312.1 million, a 31.4% decrease from gross revenues of $454.7 million reported for the second quarter ended June 30, 2008. Net loss for the quarter was $1.5 million, or ($0.04) per diluted share, compared with net income of $6.1 million, or $0.16 per diluted share, in the quarter ended June 30, 2008. During the second quarter, the Company took a $4.9 million pre-tax impairment charge, which equates to a net loss of ($0.08) per diluted share, related to General Motors Corporation's decision to stop manufacturing medium-duty trucks and wind-down of the Company's GMC Medium-Duty Truck Dealership Agreements.

The Company's truck segment recorded revenues of $298.0 million in the second quarter of 2009, compared to $425.2 million in the second quarter of 2008. The Company delivered 954 new heavy-duty trucks, 638 new medium-duty trucks and 776 used trucks during the second quarter of 2009, compared to 1,665 new heavy-duty trucks, 979 new medium-duty trucks and 795 used trucks in the second quarter of 2008. Parts, service and body shop sales revenue was $95.8 million in the second quarter of 2009, compared to $111.9 million in the second quarter of 2008.

The Company's construction equipment segment recorded revenues of $9.6 million in the second quarter of 2009, compared to $24.7 million in the second quarter of 2008. New and used construction equipment sales revenue decreased 71.1% to $5.5 million in the second quarter of 2009 from $19.0 million in the second quarter of 2008. Construction equipment parts, service and body shop sales decreased 26.6% to $4.0 million in the second quarter of 2009 from $5.5 million in the second quarter of 2008.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, "I am pleased to announce that, excluding the GM charge, we remained profitable in the second quarter of 2009 in the face of dismal market conditions. As expected, continued weak truck and aftermarket sales caused the second quarter to be the most challenging operating period since this downturn began in 2007. Our people are operating with discipline to control expenses, yet we are providing our customers with the same levels of excellent service that they expect from Rush. We remain in an excellent position to pursue acquisitions that fit into our long-term plans."

W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., added, "In the wake of the GM announcement to terminate its GMC medium-duty truck production, we were forced to take a $4.9 million pre-tax asset impairment charge related to winding-down our GMC medium-duty franchises. This action reduced earnings by $.08 per share."

"We are the largest GMC medium-duty dealership group in the country with 15 franchise locations in 6 states. Despite GM's decision to exit the medium-duty truck market, we remain committed to our customers who own GMC trucks for parts and service support and are confident that we can continue to serve their new truck needs with the breadth of medium-duty manufacturers that we represent," said Rusty Rush.

"The extended recession continued to impact aftermarket operations throughout the second quarter of 2009 as Rush Truck Centers' parts, service and body shop revenues decreased 16.6% and gross profit decreased 21.4%, compared to the second quarter of 2008. Through continued expense management, we were able to soften the impact that this sharp decline in aftermarket gross profit had on our absorption rate. Despite the 21.4% decline in gross profit, our absorption rate only declined 10.2%, from 105.4% in the second quarter of 2008 to 95.2% in the second quarter of 2009," added Rusty Rush.

"Decreased freight tonnage and overall weakness continued into almost every market we serve. Freight-intensive automotive, construction and oil and gas industries remain particularly depressed during the second quarter. Excess capacity for our customers, allowing them to delay maintenance on the trucks they already own and delay purchases of new trucks, remains the norm," Rusty Rush explained.

"Currently, industry analysts have dropped the forecast for 2009 U.S. retail sales of Class 8 trucks to 93,000 units, down 19% from last quarter's forecast and 33% over 2008. We believe 2009 sales of Class 8 units will be in the range of 90,000 to 100,000 units. U.S. retail sales of medium-duty trucks are also forecasted to be down as much as 35% compared to 2008. With U.S. Class 8 retail sales forecast now below 100,000 units, we expect this will continue to be one of the weakest markets since 1983," said Rusty Rush.

"We believe we are at or near the bottom of this cycle, however, given the economic uncertainty, it is virtually impossible to predict with confidence when this cycle will end. We have experienced a slight increase in new truck orders scheduled for delivery later in the year, primarily from large fleets looking to replace aged inventory prior to the impending 2010 diesel emissions regulations. But we expect overall new and used truck sales, as well as aftermarket operations, to remain sluggish through the remainder of 2009," continued Rusty Rush.

"I remain very confident in our people and their ability to weather this extended downturn. Their continued execution will keep us well-positioned for growth when the economy rebounds," concluded Rusty Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Thursday, July 23, 2009, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-852-6543 (U.S.) or 719-325-4816 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 15, 2009. Listen to the audio replay until July 30, 2009, by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 3068324.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, GMC, Hino, International, Isuzu, Ford, UD, Blue Bird, Diamond and Elkhart and two construction equipment dealerships in Texas representing John Deere construction equipment. The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 11 states throughout the southern United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects, the availability of credit, cash flow expectations, anticipated results for 2009, the impact of diesel emissions regulations, and the impact of general economic conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                     CONSOLIDATED BALANCE SHEETS
                     ---------------------------
         (In Thousands, Except Shares and Per Share Amounts)

                                              June 30,    December 31,
                                                2009          2008
                                            ------------  ------------
 Assets                                      (Unaudited)
 ------
 Current assets:
  Cash and cash equivalents                 $    120,951  $    146,411
  Investments                                      7,575         7,575
  Accounts receivable, net                        49,098        55,274
  Inventories                                    298,031       362,234
  Prepaid expenses and other                       2,350         3,369
  Deferred income taxes, net                       9,495         6,730
                                            ------------  ------------
   Total current assets                          487,500       581,593
 Property and equipment, net                     335,832       332,147
 Goodwill, net                                   141,066       141,904
 Other assets, net                                 1,080         1,146
                                            ------------  ------------
 Total assets                               $    965,478  $  1,056,790
                                            ============  ============

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                  $    218,680  $    282,702
  Current maturities of long-term debt            43,361        37,665
  Current maturities of capital lease
   obligations                                     4,092         3,454
  Trade accounts payable                          23,424        31,530
  Accrued expenses                                37,457        49,125
                                            ------------  ------------
   Total current liabilities                     327,014       404,476

 Long-term debt, net of current maturities       151,902       172,011
 Capital lease obligations, net of current
  maturities                                      14,751        11,366
 Deferred income taxes, net                       51,357        52,896

 Shareholders' equity:
  Preferred stock, par value $.01 per share;
   1,000,000 shares authorized; 0 shares
   outstanding in 2009 and 2008                       --            --
  Common stock, par value $.01 per share;
   60,000,000 class A shares and 20,000,000
   class B shares authorized; 26,526,474
   class A shares and 12,325,737 class B
   shares issued and 26,377,848 class A
   shares and 10,685,894 class B shares
   outstanding in 2009; 26,327,734 class A
   shares and 12,324,987 class B shares
   issued and 26,255,974 class A shares and
   10,685,144 class B shares outstanding in
   2008                                              387           386
  Additional paid-in capital                     186,888       183,818
  Treasury stock, at cost: 1,639,843 shares      (17,948)      (17,948)
  Retained earnings                              251,127       249,785
                                            ------------  ------------
   Total shareholders' equity                    420,454       416,041
                                            ------------  ------------
 Total liabilities and shareholders' equity $    965,478  $  1,056,790
                                            ============  ============

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                                Three months ended   Six months ended
                                     June 30,            June 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------

 Revenues:
  New and used truck sales      $187,154  $297,237  $383,142  $548,663
  Parts and service              102,712   120,465   211,930   238,045
  Construction equipment sales     5,481    18,960    12,484    35,899
  Lease and rental                13,236    13,376    26,712    26,400
  Finance and insurance            2,268     3,193     3,983     6,797
  Other                            1,277     1,487     2,963     2,772
                                --------  --------  --------  --------

   Total revenue                 312,128   454,718   641,214   858,576

 Cost of products sold:
  New and used truck sales       179,846   281,305   362,673   512,342
  Parts and service               62,775    69,989   129,224   138,629
  Construction equipment sales     5,200    17,192    11,382    32,372
  Lease and rental                11,589    11,819    23,517    22,641
                                --------  --------  --------  --------

   Total cost of products sold   259,410   380,305   526,796   705,984
                                --------  --------  --------  --------

 Gross profit                     52,718    74,413   114,418   152,592

 Selling, general and
  administrative                  50,378    59,012   102,429   115,957

 Depreciation and amortization     4,813     3,927     8,791     7,802
                                --------  --------  --------  --------

 Operating (loss) income          (2,473)   11,474     3,198    28,833

 Interest expense, net             1,507     1,773     3,131     3,700

 Gain on sale of assets               22         5        77        54
                                --------  --------  --------  --------

 (Loss) income before taxes       (3,958)    9,706       144    25,187

 Provision for income taxes       (2,437)    3,639    (1,198)    9,445
                                --------  --------  --------  --------

 Net (loss) income              $ (1,521) $  6,067  $  1,342  $ 15,742
                                ========  ========  ========  ========

 (Loss) earnings per common
  share:
  Basic                         $   (.04) $    .16  $    .04  $    .41
                                ========  ========  ========  ========
  Diluted                       $   (.04) $    .16  $    .04  $    .40
                                ========  ========  ========  ========

 Weighted average shares
  outstanding:
  Basic                           37,039    38,458    37,015    38,415
                                ========  ========  ========  ========
  Diluted                         37,544    38,971    37,389    38,951
                                ========  ========  ========  ========

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226